UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) – May 3, 2011

WEST PHARMACEUTICAL SERVICES, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	1-8036	23-1210010
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 Gordon Drive, PO Box 645, Lionville, PA		19341-0645
(Address of principal executive offices)		(Zip Code)

 Registrant’s telephone number, including area code: 610-594-2900

Not Applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At the 2011 Annual Meeting of Shareholders of West Pharmaceutical Services, Inc. held on May 3, 2011, our shareholders approved the adoption of the West Pharmaceutical Services, Inc. 2011 Omnibus Incentive Compensation Plan (Plan).  The Plan was approved by our Board of Directors, subject to shareholder approval, in February 2011.

On May 3, 2011, the Company’s shareholders approved the Plan at the annual meeting of shareholders. Directors, key salaried employees and consultants of the Company are eligible to participate in the Plan.  The Plan is administered by the Compensation Committee of the Board of Directors.  The Board’s Nominating and Corporate Governance Committee has authority to make recommendations to the Board regarding awards for non-employee directors of the Company.  The Compensation Committee cannot make awards to non-employee directors, but will administer those awards as provided below once they have been made by the full Board. The Compensation Committee or the Board, as applicable, has the authority to determine the type, amount and terms of each award, including any applicable vesting requirements or performance goals. The Plan permits the award of stock options in the form of nonqualified stock options or incentive stock options and stock appreciation rights (SARs), each with a maximum term of ten years and a minimum exercise price equal to the fair market value of a share of common stock on the date of the award. The Plan also permits the award of unrestricted bonus stock, restricted stock, deferred stock or stock units. In addition, the Plan permits the award of certain performance-based cash awards and other stock-based awards, with performance awards payable to the participant upon the achievement of performance goals during pre-established performance periods. The maximum number of shares of common stock as to which awards may be granted is 4,800,000 shares of common stock, which would be adjusted upon certain corporate reorganization or recapitalization events.  Any stock option or SAR that is not forfeited or cancelled will reduce the number of shares available for issuance under the Plan by one share for each share subject to the option or SAR.  Awards under the Plan that are payable in common stock (other than stock options or SARs) will reduce the total number of shares available for grant under the Plan by an amount equal to 2.35 times the number of shares subject to the award.  The maximum number of shares subject to options or SARs that may be granted to any one individual may not exceed 500,000 shares during any calendar year, and the maximum payment that can be made to one individual in any one calendar year with respect to deferred stock, restricted stock, stock bonus, stock units and cash-based performance awards will be $7,500,000 as measured on the date of grant.   The Plan is effective as of May 3, 2011, and will terminate on May 2, 2021, unless earlier terminated by the Board.

Our definitive proxy statement dated March 24, 2011 contains additional information about the Plan. The plan description and the portions of the proxy statement that describe the Plan are qualified in their entirety by reference to the full text of the Plan, filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 5.07	Submission of Matters to a Vote of Security Holders.

Our shareholders voted on six proposals at the Annual Meeting. The proposals are described in detail in our definitive proxy statement dated March 24, 2011. The final results for the votes on each proposal are set forth below.

Proposal 1: Our shareholders elected the following directors to the Board of Directors to serve until the 2012 Annual Meeting of Shareholders.

Name	For	Withheld
Donald E. Morel, Jr.	27,979,540.49	771,841.80
John H. Weiland	28,419,586.79	331,795.50
Robert C. Young	28,722,730.19	28,652.10
Mark A. Buthman	28,721,855.79	29,526.50
Douglas A. Michels	28,723,144.43	28,237.86

Proposal 2: Our shareholders approved the amendment of the Amended and Restated Articles of Incorporation to declassify the Board. The votes regarding this proposal were as follows:

For	Against	Abstain
30,109,945.73	81,071.33	15,789.24

Proposal 3: Our shareholders ratified the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2011 fiscal year. The votes regarding this proposal were as follows:

For	Against	Abstain
29,730,636.77	462,443.64	13,725.89

Proposal 4: Our shareholders approved the advisory vote on executive compensation.  The votes regarding this proposal were as follows:

For	Against	Abstain	Broker Non-Votes
21,811,006.05	6,816,674.59	23,701.65	1,555,424.00

Proposal 5: Our shareholders indicated their preference, on an advisory basis, that the advisory vote on executive compensation be held annually.  The votes regarding this proposal were as follows:

1 Year	2 Years	3 Years	Abstain	Broker Non-Votes
26,317,321.85	233,101.55	2,106,079.40	94,879.50	1,455,424.00

Proposal 6: As described in Item 5.02 above, our shareholders approved the Plan.  The votes regarding this proposal were as follows:

For	Against	Abstain	Broker Non-Votes
21,941,553.89	6,745,821.12	63,007.28	1,456,424.00

The Board has decided that we will hold an advisory vote on executive compensation annually until the next required vote on the frequency of such votes.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits

Exhibit Number	Description

3.1	Certificate of Amendment of Amended and Restated Articles of Incorporation of West Pharmaceutical Services, Inc.
10.1	West Pharmaceutical Services, Inc. 2011 Omnibus Incentive Compensation Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEST PHARMACEUTICAL SERVICES, INC.

/s/ John R. Gailey III
John R. Gailey III, Vice President, General
Counsel and Secretary

May 6, 2011

EXHIBIT INDEX

Exhibit No.	Description
3.1	Certificate of Amendment of Amended and Restated Articles of Incorporation of West Pharmaceutical Services, Inc.

10.1	West Pharmaceutical Services, Inc. 2011 Omnibus Incentive Compensation Plan.